EXHIBIT 99.02

UNAUDITED PRO FORMA

CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

OF OPSWARE AND CREEKPATH

On August 1, 2006, Opsware Inc. (“Opsware”), completed its acquisition of all the issued and outstanding shares of Creekpath Systems, Inc. (“Creekpath”) in exchange for approximately $10 million in cash.  Under an earnout provision, additional contingent consideration of up to $5 million in cash may be payable by the Company following the one-year anniversary of the closing. The transaction is being accounted for by Opsware as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations”.

The following unaudited pro forma condensed combined balance sheet as of July 31, 2006 and the unaudited pro forma condensed combined statements of operations for the fiscal year ended January 31, 2006 and the six-months ended July 31, 2006, are derived from the historical consolidated financial statements of Opsware as of July 31, 2006 and for the fiscal year ended January 31, 2006 and the six months ended July 31, 2006 and the consolidated financial statements of Creekpath as of June 30, 2006 and for the year ended December 31, 2005 and the six months ended June 30, 2006. The assumptions, estimates and adjustments herein have been made solely for purposes of developing these pro forma financial statements.

The unaudited pro forma condensed combined statements of operations for the year ended January 31, 2006 and the six months ended July 31, 2006 give effect to the proposed merger of Opsware and Creekpath as if it had occurred on February 1, 2005, the beginning of Opsware’s most recently completed fiscal year. The unaudited pro forma condensed combined balance sheet gives effect to the merger of Opsware and Creekpath as if it had occurred on July 31, 2006.

The merger will be accounted for under the purchase method of accounting in accordance with SFAS 141.  Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of Creekpath acquired in connection with the merger, based on their estimated fair values as of the effective date of the merger.   The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon a preliminary valuation. The estimated fair values of certain assets and liabilities have been determined by us with the assistance of a third-party valuation firm and such firm’s preliminary work. Our estimates and assumptions are subject to change upon the finalization of the valuation. The primary areas of the purchase price allocation which are not yet finalized relate to identifiable intangible assets and goodwill, the fair value of deferred revenues, and restructuring obligations.

The unaudited pro forma condensed combined financial statements do not include any adjustments regarding liabilities incurred or cost savings achieved resulting from integration of the two companies, as management is in the process of assessing what, if any, future actions are necessary. However, additional liabilities ultimately may be recorded for severance and/or other costs associated with removing redundant operations that could affect amounts in these pro forma condensed combined financial statements, and their effects may be material.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited consolidated financial statements and related notes of Opsware, “Management’s Discussions and Analysis of Financial Condition and Results of Operations” contained in Opsware’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006, filed on April 14, 2006 and in Opsware’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2006, filed on September 8, 2006, as well as the historical consolidated financial statements and related notes of Creekpath, which are attached as Exhibit 99.01 to this Current Report on Form 8-K/A. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Opsware that would have been reported had the merger been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations or financial condition of the merged entity.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

BALANCE SHEET

As of July 31, 2006

(in thousands)

	Historical
	Opsware	Creekpath	Pro Forma
	July 31, 2006	June 30, 2006	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$96,765	$792	$(10,200	)(e)	$87,357
Accounts receivable, net	21,058	10	—		21,068
Prepaid expenses and other current assets	5,997	332	(174	)(f)	6,155

Total current assets	123,820	1,134	(10,374)		114,580
Property and equipment, net	5,208	366	—		5,574
Restricted cash	2,274	5	—		2,279
Prepaid rent	1,190	—	—		1,190
Other assets	433	57	—		490
Intangible assets, net	6,135	—	5,590	(a)
			180	(b)	11,905
Goodwill	27,523	—	5,454	(c)	32,477

Total assets	$166,583	$1,562	$850		$168,995

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,381	$291	—		$2,672
Other accrued liabilities	13,108	178	52	(f)
			310	(h)	13,648
Deferred revenue, current portion	25,126	1,673	(1,270	)(d)	25,529
Long term debt obligations, current portion	—	507	—		507
Accrued restructuring costs, current portion	298	—	—		298
Capital lease obligations	16	—	—		16

Total current liabilities	40,929	2,649	(895)		142,683
Capital lease obligations, net of current portions	65	—	—		65
Long term debt obligations, net of current portion	—	441	—		441
Deferred revenue, net of current portion	1,117	3,359	(3,142	)(d)	1,334
Accrued restructuring costs, net of current portion	1,029	—			1,029
Stockholders’ equity (deficit)	123,443	(4,887)	4,887	(g)	123,443

Total liabilities and stockholders’ equity	$166,583	$1,562	$850		$168,995

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

Year Ended January 31, 2006

	Historical
	Opsware	Creekpath	Pro Forma
	January 31, 2006	December 31, 2005	Adjustments	Combined
Revenues:
License revenue	$43,138	$3,081	—	$46,219
Services revenue	17,939	2,967	—	20,906

Total revenues	61,077	6,048	—	67,125

Cost of license revenue	1,185	218	—	1,403
Cost of services revenue	13,036	1,241	—	14,277
Cost of developed technology	1,640	—	1,398 (a)	3,038
Research and development	22,043	5,950	—	27,993
Sales and marketing	24,795	5,113	—	29,908
General and administrative	12,277	2,519	—	14,796
In-process research and development charges	1,190	—	—	1,190
Restructuring recoveries, net	(18)	—	—	(18)
Amortization of deferred stock compensation, net	1,282	—	—	1,282
Amortization of acquired intangible assets	1,302	—	45 (b)	1,347

Total costs and expenses	78,732	15,041	1,443	95,216

Loss from operations	(17,655)	(8,993)	(1,443)	(28,091)

Interest and other income (expense), net	3,097	(22)	—	3,075
Loss before income taxes	(14,558)	(9,015)	(1,443)	(25,016)
Benefit (provision) for income taxes	(193)	(17)	—	(210)

Net loss	$(14,751)	$(9,032)	(1,443)	$(25,226)

Basic and diluted net loss per share	$(0.15)	—	—	$(0.26)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	98,115	—	—	98,115

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

Six Months Ended July 31, 2006

	Historical
	Opsware	Creekpath	Pro Forma
	July 31, 2006	June 30, 2006	Adjustments	Combined
Revenues:
License revenue	$33,268	$182	—	$33,450
Services revenue	13,862	639	—	14,501

Total revenues	47,130	821	—	47,951

Cost of license revenue	866	39	—	905
Cost of services revenue	10,079	234	—	10,313
Cost of developed technology	824	—	699 (a)	1,523
Research and development	14,956	2,306	—	17,262
Sales and marketing	22,852	1,012	—	23,864
General and administrative	8,703	575	—	9,278
Amortization of acquired intangible assets	654	—	23 (b)	677

Total costs and expenses	58,934	4,166	722	63,822

Loss from operations	(11,804)	(3,345)	(722)	(15,871)

Interest and other income (expense), net	2,293	(72)	—	2,221
Loss before income taxes	(9,511)	(3,417)	(722)	(13,650)
Benefit (provision) for income taxes	(54)	2	—	(52)

Net loss	$(9,565)	$(3,415)	(722)	$(13,702)

Basic and diluted net loss per share	$(0.10)	—	—	$(0.14)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	99,525	—	—	99,525

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

On August 1, 2006, Opsware Inc. (‘Opsware”) completed its acquisition of all of the issued and outstanding shares of Creekpath Systems, Inc. (“Creekpath”) in exchange for approximately $10 million in cash.  Under an earnout provision, additional contingent consideration of up to $5.0 million in cash may be payable by the Company following the one-year anniversary of the closing. The unaudited pro forma condensed combined consolidated financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations”.  The purchase will enable the Company to create an integrated product solution that allows customers to manage multiple aspects of their IT infrastructure. The total estimated purchase price is approximately $10.4 million in cash, which includes direct transaction costs of approximately $226,000.

Of the total cash consideration paid, approximately $2.25 million was distributed to an escrow account for indemnification against certain future events, including breaches of Creekpath’s representations and warranties. All funds remaining in the account following 18 months from the completion of the merger will be distributed to Creekpath stockholders.

The estimated total purchase price of Creekpath in the merger is as follows (in thousands):

Value of:

Cash consideration	$10,200
Estimated direct transaction costs	226
Total estimated purchase price	$10,426

Direct transaction costs include our estimate of legal and accounting fees and other external costs directly related to the merger.

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Creekpath’s net tangible and intangible assets based on their estimated fair values as of the effective date of the merger. Based on third party valuations, and other factors as described in the introduction to these unaudited pro forma condensed combined financial statements, the preliminary estimated purchase price is allocated as follows (in thousands):

Net tangible liabilities to be assumed	$(488)
Restructuring liabilities	(310)
Definite-lived intangible assets acquired	5,770
Goodwill	5,454
Total estimated purchase price	$10,426

Of the total estimated purchase price, a preliminary estimate of $488,000 has been allocated to net tangible liabilities to be assumed and $5.8 million has been allocated to definite-lived intangible assets acquired. The amortization related to the amortizable definite-lived intangible assets acquired is reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

Definite-lived intangible assets of $5.8 million consist of the value assigned to Creekpath’s developed and core technology of $5.6 million and customer relationships of $180,000.

Developed technology, which comprises products that have reached technological feasibility, includes Creekpath’s Acuity product. Core technology represents the developed Creekpath technology that is leveraged and utilized in the next generation, in-process technology. Opsware expects to amortize the developed and core technology on a straight-line basis over an assumed average estimated useful life of four years.

The value assigned to Creekpath’s developed and core technology was determined by discounting the estimated future cash flows associated with the existing and core technologies to their present value. The revenue estimates used to value the developed and core technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Creekpath and its competitors. Amortization of developed and core technology is not deductible for tax purposes.

The rates utilized to discount the net cash flows of developed and core technology to their present value are based on the risks associated for the respective cash flows taking into consideration the Company’s weighted average cost of capital. A discount rate of 20% was deemed appropriate for valuing developed and core technology.

The value assigned to Creekpath’s customer relationships was determined by discounting the estimated cash flows associated with the existing customers as of the acquisition date taking into consideration expected attrition of the existing customer base. The estimated cash flows were based on revenues for those existing customers net of operating expenses and net contributory asset charges associated with servicing those customers. The estimated revenues were based on revenue growth rates and customer renewal rates. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue growth rates. Net contributory asset charges were based on the estimated fair value of those assets that contribute to the generation of the estimated cash flows. A discount rate of 20% was deemed appropriate for valuing the existing customer base. Opsware expects to amortize the value of Creekpath customer relationships on a straight-line basis over an estimated useful life of four years. Amortization of customer relationships is not deductible for tax purposes.

Of the total estimated purchase price, approximately $5.4 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and intangible assets acquired. Goodwill is not deductible for tax purposes.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill resulting from this transaction will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Note 2. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Creekpath’s net tangible and intangible assets to the preliminary estimate of the fair values of those assets and to reflect the amortization expense related to the estimated amortizable intangible assets.

The unaudited pro forma condensed combined consolidated financial statements do not include all adjustments for liabilities relating to Emerging Issues Task Force No. 95-3 (EITF 95-3), “Recognition of Liabilities in Connection with a Purchase Business Combination.” Liabilities have been recorded for severance or relocation costs related to Creekpath employees, or other costs associated with exiting activities of Creekpath that would affect amounts in the unaudited pro forma condensed combined consolidated financial statements. The expected result of recording liabilities relating to EITF 95-3 will be primarily related to accrued liabilities (e.g. severance costs and facilities costs) with an offsetting increase to goodwill.

Opsware has not identified any preacquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

A final determination of fair values may differ materially from the preliminary estimates and will include management’s final valuation of the fair values of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible assets of Creekpath that exist as of the date of the completion of the acquisition. The final valuation may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data. Among the factors that could affect the preliminary fair value estimates are changes in the net realizable value of property and equipment and in the accrued liability balance.

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a)    To reflect the estimate of the fair value of and amortization resulting from acquired developed and core technology. The fair value is estimated to be approximately $5.6 million with an estimated useful life of four years, resulting in pro forma amortization expense of approximately $1.4 million and $699,000 for the year ended January 31, 2006 and the six months ended July 31, 2006, respectively.

(b) To reflect the estimate of fair value of and amortization resulting from acquired customer relationships. The fair value is estimated to be $180,000 with an estimated useful life of four years, resulting in pro forma amortization expense of $45,000 and $23,000 for the year ended January 31, 2006 and the six months ended July 31, 2006, respectively.

(c) To reflect the preliminary fair value of acquired goodwill.

(d) To reflect the preliminary fair value of Opsware’s assumed remaining obligations under Creekpath’s software maintenance and support contracts and to eliminate Creekpath’s remaining deferred revenue balance that is not currently believed to represent a continuing obligation to the combined company.

(e) To reflect cash paid in connection with the merger.

(f) To reflect $52,000 of direct transation costs not incurred as of July 31, 2006 and to eliminate $174,000 of direct transaction costs in other current assets as of July 31, 2006.

(g) To eliminate Creekpath’s historical stockholders’ equity (deficit).

(h) To reflect estimated relocation and severance cost.

Note 3. Pro Forma Net Loss Per Share

      The pro forma basic and diluted net loss per share are based on the weighted average number of shares of Opsware’s common stock outstanding during the period.